PROMISSORY NOTE

$1,500,000                                                       August 20, 1999


                  FOR VALUE RECEIVED, the undersigned, LABTEC INC., a Massachusetts corporation having offices at 1499 S.E. Tech Center Place, Suite 350, Vancouver, Washington 98683 (the "Company"), hereby promises to pay to CARL
W. GROMADA (or the then current endorsee and holder of this promissory note, the "Collection Agent"), at 38390 Redwood Terrace, Fremont, California 94536 or at such other place as may be designated from time to time in writing by the Collection Agent, the sum of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000), together with all accrued but unpaid interest, all as provided in this promissory note (as the same may be supplemented, modified, amended or restated from time to time in the manner provided herein, the "Note").

                  1. The Company shall repay the principal amount outstanding under this Note (the "Loan") in full on February 20, 2007.

                  2. The Loan shall bear interest (computed on the basis of a year of 360 days for the actual number of days elapsed) on the unpaid principal balance thereof outstanding from time to time, from and including the date hereof until such principal balance is repaid in full, at an annual rate equal to (a) six percent (6%) per annum through June 30, 2001 and (b) nine percent (9%) per annum thereafter. Interest shall be payable by the Company in arrears on March 1st, June 1st, September 1st and December 1st of each year, commencing December 1, 1999, at maturity (whether by acceleration or otherwise) and upon the making of any prepay ment, as hereinafter provided. The Company shall pay interest on any installment of interest overdue until paid, if not paid within ten (10) days after being due, from and after such due date, at a rate equal to twelve percent (12%) per annum.

                  3. All payments under or pursuant to this Note shall be made in United States Dollars, by check in immediately available funds, to the Collection Agent at its office set forth in the first paragraph of this Note or to such other person and/or address as the Collection Agent shall designate in writing. Notwithstanding the foregoing, in the event that the payment of interest by the Company is at any time prohibited from being made in cash pursuant to Section 8 hereof, to the extent then required pursuant to the terms of any Institutional Indebtedness (as defined below), the payment of interest by the Company shall be made through the issuance to the Collection Agent of an additional promissory note containing substantially the same terms and conditions of this Note in a principal amount equal to the amount of interest then required to be so paid. All payments made pursuant to this Note may be recorded by the Collection Agent on its books and records, and such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure to so record any such information shall not affect the obligations of the Company in respect of this

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Note. Payments hereunder shall be applied to the Company's obligations hereunder in such order and manner as the Collection Agent shall from time to time determine.

                  4. This Note may be prepaid in full at any time, or in part from time to time, without prepayment premium or penalty. In addition, upon the occurrence of any Prepayment Event (as defined below), the Collection Agent shall have the right to require the Company to prepay this Note in full. Any prepayment of this Note shall be accompanied by payment in full of all accrued but unpaid interest on the amount prepaid to the date of prepayment. The occurrence of any of the following events shall constitute a "Prepayment Event:"
(a) the sale of all or substantially all of the assets of the Company; (b) the merger, consolidation or reorganization of the Company following which the stockholders of the Company immediately prior to such event do not continue to hold more than 50% of the outstanding capital stock of the Company or the surviving entity; (c) the acquisition by any person or group of persons acting in concert of more than 50% of the outstanding capital stock of the Company; or
(d) the consummation by the Company of a public or private offering of shares of its capital stock pursuant to which the Company receives gross proceeds in excess of $15,000,000. In the event of any prepayment of this Note prior to June 30, 2001, the amount prepaid shall be delivered at that time to an escrow agent mutually acceptable to the Company and the Collection Agent (it being agreed by the Company and the Collection Agent that Higham, McConnell & Dunning LLP is acceptable as such escrow agent in the event that the parties are unable to agree upon an alternative escrow agent), to hold, in escrow, through June 30, 2001, as a source of funds to satisfy any amounts due to CRU Acquisition Corp. pursuant to the Agreement (as defined in Section 7 hereof). Any interest earned on such funds while held in escrow shall be distributed to the Collection Agent.

                  5. Each of the following events shall constitute a default under this Note (each an "Event of Default"): (a) any default (whether in whole or in part) shall occur in the payment of any amount payable under this Note, which default continues for a period of thirty (30) days following notice thereof from the Collection Agent; (b) any proceedings are instituted in a court of competent jurisdiction for the reorganization, liquidation or dissolution of the Company or for its adjudication as a bankrupt or insolvent and, if instituted by a third party, such proceedings are not dismissed, discharged or stayed within sixty (60) days from the date such proceedings are instituted; (c) the Company makes an assignment for the benefit of its creditors; (d) a receiver, liquidator, assignee, trustee or custodian is appointed to administer the affairs of the Company; or (e) the Company dissolves, liquidates or winds-up its business and operations, other than in connection with its merger or consolidation with, or its transfer of all or substantially all of its business and operations to, any Affiliate (as defined in the Agreement (as defined below)) of the Company that assumes all of the obligations of the Company hereunder.

                  6. Upon the occurrence and at any time during the continuance of any Event of Default, the Collection Agent shall be entitled to (a) declare this Note, and any and all principal, interest and other amounts due under this Note, to be immediately due and payable,

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and (b) exercise or otherwise enforce any one or more of the Collection Agent's rights, powers, privileges, remedies and interests under this Note or applicable law.

                  7. This Note is issued pursuant to the Stock Purchase Agreement dated as of August 4, 1999 (as the same may be amended from time to time, the "Agreement"), among the Company and each of the stockholders of Connector Resources Unlimited, Inc., a California corporation (collectively, the "Stockholders"), and is subject to the provisions thereof, including (without limitation) the right of the Company to offset any amounts due to CRU Acquisition Corp. thereunder against all amounts due and payable hereunder. The Collection Agent hereby acknowledges that it is holding the Note on behalf, and for the benefit, of each of the Stockholders. By its acceptance of this Note, the Collection Agent agrees for itself and all future holders of this Note to all of the terms and conditions of the subordination provided for in Section 8 hereof. The Collection Agent hereby further acknowledges that it shall be solely responsible for distributing any payments received from the Company in respect of this Note to the Stockholders on a pro rata basis as provided in the Agreement and hereby agrees to make such distributions.

                  8. Notwithstanding anything to the contrary contained in this Note, the Collection Agent agrees that the payment of principal, interest and all other charges with respect to the Note is expressly subordinated, in the manner hereinafter set forth, in right of payment to the prior payment and satisfaction in full of the Institutional Indebtedness (as defined below) at any time outstanding.

                           (a) In the event of any insolvency or bankruptcy
proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to its property, or, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company or distribution or marshaling of its assets or any composition with creditors of the Company, whether or not involving insolvency or bankruptcy, then and in any such event all Institutional Indebtedness shall be paid in full in cash or cash equivalents before any payment or distribution of any character, whether in cash, securities or other property, shall be made on account of this Note; and any such payment or distribution, except securities which are unsecured and subordinated and junior in right of payment to the same extent as this Note to the payment of all Institutional Indebtedness then outstanding, which would, but for the provisions hereof, be payable or deliverable in respect of this Note shall be paid or delivered directly to the holders of Institutional Indebtedness (or their duly authorized representatives), in the proportions in which they hold the same, until all Institutional Indebtedness shall have been paid in full, and every holder of this Note by becoming a holder thereof shall have designated and appointed the holder or holders of Institutional Indebtedness (and their duly authorized representatives) as his or its agents and attorney-in-fact to demand, sue for, collect and receive such Institutional Indebtedness holder's ratable share of all such payments and distributions and to file any necessary proof of claim therefor and to take all such other action (including the right to vote such Institutional Indebtedness holder's ratable share of this Note), in the name of the holder of this Note or otherwise, as such Institutional

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Indebtedness holders (or their authorized representatives) may determine to be necessary or appropriate for the enforcement of this Section 8. The Collection Agent, and each successor holder of this Note by its or his acceptance thereof, agrees to execute, at the request of the Company, a separate agreement with any holder of Institutional Indebtedness on the terms set forth in this Section 8, and to take all such other action as such holder or such holder's representative may request in order to enable such holder to enforce all claims upon or in respect of such holder's ratable share of this Note.

                           (b) In the event that any default occurs in the
payment of the principal of or interest on any Institutional Indebtedness (whether as a result of acceleration thereof by the holders of such Institutional Indebtedness or otherwise) and during the continuance of such default until such default has been cured or waived in writing by such holder of Institutional Indebtedness, no payment of principal or interest on this Note shall be made by the Company or accepted by any holder of this Note who has received notice from the Company or from a holder of Institutional Indebtedness of such event. In the event that any other default occurs under any Institutional Indebtedness (whether as a result of acceleration thereof by the holders of such Institutional Indebtedness or otherwise) for a period of 180 days thereafter (or for such shorter period until such default has been cured or waived in writing by such holders of Institutional Indebtedness), no payment of principal or interest on this Note shall be made by the Company or accepted by any holder of this Note who has received notice from the Company or from a holder of Institutional Indebtedness of such default; provided, however, that the restrictions on payment set forth in this sentence may only be imposed once during any 12-month period.

                           (c) In case any payment or distribution shall be paid
or delivered to the Collection Agent before all Institutional Indebtedness shall have been paid in full in violation or contravention of the terms of this subordination, such payment or distribution shall be held in trust for and paid and delivered ratably to the holders of Institutional Indebtedness (or their duly authorized representatives), until all Institutional Indebtedness shall have been paid in full.

                           (d) Subject to the payment in full of all
Institutional Indebtedness and until this Note shall be paid in full, the Collection Agent shall be subrogated to the rights of the holders of Institutional Indebtedness (to the extent of payments or distributions previously made to such holders of Institutional Indebtedness pursuant to the provisions of subsections (a) and (c) of this Section 8) to receive payments or distributions of assets of the Company applicable to the Institutional Indebtedness. No such payments or distributions applicable to the Institutional Indebtedness shall, as between the Company and its creditors, other than the holders of Institutional Indebtedness and the Collection Agent, be deemed to be a payment by the Company to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Institutional Indebtedness to which the holder of this Note would be entitled except for the provisions of this Section 8 shall, as between the Company and its creditors, other than the holders of Institutional Indebtedness and the Collection Agent, be deemed to be a payment by the Company to or on account of the Institutional Indebtedness.

                           (e) The provisions of this Section 8 are intended
solely for the purpose of defining the relative rights of the Collection Agent, on the one hand, and the holders of the Institutional Indebtedness, on the other hand. Nothing contained in this Section 8 or elsewhere in this Note is intended to or shall impair, as between the Company, its creditors other than the holders of Institutional Indebtedness, and the Collection Agent, the obligation of the Company, which is unconditional and absolute, to pay to the Collection Agent the principal of and interest on the Note as and when the same shall become due and payable in accordance with the terms thereof, or to affect the relative rights of the holder of this Note and creditors of the Company other than the holders of the Institutional Indebtedness, or to benefit any other creditors of the Company other than the holders of the Institutional Indebtedness, nor shall anything herein or therein prevent the Collection Agent from accepting any payment with respect to this Note or exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 8 of the holders of Institutional Indebtedness in respect of cash, property or securities of the Company received by the holder of this Note.

                           (f) The right of any present or future holder of
Institutional Indebtedness to enforce subordination of this Note pursuant to the provisions of this Section 8 shall not at any time be prejudiced or impaired by any act or failure to act on the part of the Company or any such holder of Institutional Indebtedness, including, without limitation, any forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security of or in respect of any Institutional Indebtedness or by noncompliance by the Company with the terms of such subordination regardless of any knowledge thereof the holder may have or otherwise be charged with.

                           (g) The provisions of this Section 8 may not be
amended or waived in any manner which is detrimental to any Institutional Indebtedness without the consent of the holders of a majority of the then existing Institutional Indebtedness.

                           (h) The term "Institutional Indebtedness" shall mean
all indebtedness of the Company for money borrowed (including interest thereon after commencement of any bankruptcy, insolvency or similar proceeding relating to the Company, whether or not such interest would accrue in such proceeding) from banks or other institutional lenders, including any extension or renewals thereof, whether outstanding on the date hereof or thereafter created or incurred, which is not by its terms expressly subordinate and junior to or on a parity with this Note.

                  9. Any notice, request, demand or other communication permitted or required to be given hereunder shall be in writing, shall be sent by one of the following means to the addressee at the address set forth above (or at such other address as shall be designated hereunder by notice to the other parties and persons receiving copies, effective upon actual receipt) and shall be deemed conclusively to have been given: (a) on the first Business Day (as hereinafter defined) following the day timely deposited with Federal Express (or other equivalent

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national overnight courier) or United States Express Mail, with the cost of delivery prepaid; (b) on the fifth Business Day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (c) when otherwise actually delivered to the addressee. Copies may be sent by regular first-class mail, postage prepaid, to such person(s) as a party may direct from time to time by notice to the others, but failure or delay in sending copies shall not affect the validity of any such notice, request, demand or other communication so given to a party. For purposes hereof, "Business Day" shall mean any day, other than any Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required to close.

                  10. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without regard to principles of conflicts or choice of law (or any other law that would make the laws of any state other than the State of Florida applicable hereto).

                  11. This Note shall not be negotiable, transferable or assignable by the Company or the Collection Agent, whether by operation of law or otherwise; provided, however, this Note shall be negotiable, transferrable and assignable by the Collection Agent with the Company's prior consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Company (including each subsequent assignee of the Company) shall have the right to assign any or all of its rights and obligations hereunder to any other person who acquires all or substantially all of the assets and business of the Company (or a subsequent assignee of the Company); provided that the assignor shall not be released from any of its obligations hereunder by reason of any such assignment. Subject to the foregoing, whenever reference is made to any party, such reference shall be deemed to include the successors, assigns and legal representatives of such party.

                  12. Presentment for payment, notice of dishonor, protest and notice of protest are hereby each waived by the Company. Any other waiver or consent respecting this Note shall be effective only if in writing and signed by the Collection Agent and then only in the specific instance and for the specific purpose for which given. No such other waiver or consent shall be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Collection Agent at any time or times to require performance of, or to exercise its rights with respect to, any term or provision of this Note in no manner shall affect its right at a later time to enforce any such term or provision. No notice to or demand on the Company in any case shall entitle such party to any other or further notice or demand. All rights, powers, privileges, remedies and other interests of the Collection Agent under this Note and applicable law are cumulative and not alternatives. The Company shall pay all expenses (including, without limitation, reasonable attorneys' fees) incurred by the Collection Agent in connection with any attempt to collect the amounts due hereunder following an Event of Default.

                  13. This Note contains the entire agreement of the parties and supersedes all other representations, warranties, agreements and understandings, oral or written, with respect to the matters contained herein.

                  IN WITNESS WHEREOF, the Company has executed and delivered this Note on the date first written above.

                                      LABTEC INC.


                                      By: /s/ Marc J. Leder
                                          --------------------------------------
                                            Name:  Marc J. Leder
                                            Title: Co-Chairman, Senior Vice
                                                   President, Finance, Chief
                                                   Financial Officer and
                                                   Treasurer


ACKNOWLEDGED:


/s/ Carl W. Gromada
-------------------------
CARL W. GROMADA